                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                    FORM 8-K

                                 CURRENT REPORT


     Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934



Date of Report (Date of earliest event reported):    October 20, 1998





                            CELLULARVISION USA, INC.
               (Exact name of registrant as specified in charter)




           Delaware                   000-27582               13-3853788
 (State or other jurisdiction        (Commission             (IRS Employer
      of incorporation)              File Number)          Identification No.)



140 58th Street, Loft 7E                                               11220
Brooklyn, New York                                                   (Zip Code)
(Address of principal executive offices)



Registrant's telephone number, including area code:  (718) 489-1200





                                 Not Applicable
          (Former name or former address, if changed from last report)

Item 5.  Other Events

         LMDS Purchase Agreement
         -----------------------

         CellularVision USA, Inc. (the "CVUSA"), CellularVision of New York, L.P. ("CVNY") and WinStar Communications, Inc. ("WinStar") have executed an amendment ("Amendment No. 2") to the Agreement to Purchase LMDS License, dated as of July 10, 1998 (the "LMDS Purchase Agreement"), a copy of which is attached hereto as Exhibit 99.1 and incorporated by reference herein. Amendment No. 2 provides for an extension of the date by which stockholder approval of the LMDS Purchase Agreement must be obtained from October 20, 1998 to November 30, 1998. As a result of such amendment, WinStar will not have the right to terminate the LMDS Purchase Agreement as a result of the failure of the Company to obtain stockholder approval of the LMDS Purchase Agreement unless such approval is not obtained by November 30, 1998.

         Pursuant to Amendment No. 2, CVUSA and CVNY agreed to an increase in the the fee payable to WinStar in the event of a termination by WinStar of the LMDS Purchase Agreement from $1,625,000 to $2,500,000. In addition, Amendment No. 2 limits the ability of CVUSA and CVNY to terminate the LMDS Purchase Agreement in the event that (i) a stay, injunction, legal process or court order has acted to prohibit, prevent or delay WinStar from exercising its right to terminate the LMDS Purchase Agreement or (ii) WinStar has commenced as action, proceeding or other legal procedure seeking a determination whether the LMDS Purchase Agreement may be specifically enforced.

         Marshall Capital Management, Inc.
         ---------------------------------

         On October 12, 1998, CVUSA and Marshall Capital Management, Inc. ("MCM") executed a letter agreement (the "Letter Agreement") pursuant to which MCM agreed to refrain from converting or redeeming (the "Standstill") any of its shares of CVUSA's Series A Convertible Preferred Stock (the "Preferred Stock") in the event certain conditions (the "Standstill Conditions") were satisfied. Also pursuant to the Letter Agreement, CVUSA acknowledged and confirmed that pursuant to the Registration Rights Agreement between CVUSA and MCM, a "Repricing Event" (as defined in the Registration Rights Agreement) has occurred and, as a result, that the conversion price relating to all conversions of Preferred Stock that MCM effects as a result of the failure of any Standstill Condition to be satisfied will be $0.09375. At such a conversion price, MCM's remaining 3,463 shares of Preferred Stock would be convertible, subject to certain conditions and restrictions, into 36,938,666 shares of CVUSA's Common Stock, representing approximately 68% of CVUSA's outstanding shares of Common Stock, after giving effect to such conversion.

         The Standstill Condition relating to stockholder approval of the LMDS Purchase Agreement required that such stockholder approval be obtained by October 20, 1998, which did not occur. Accordingly, MCM is no longer subject to the Standstill. Accordingly, MCM is no longer subject to the Standstill.

         MCM has advised CVUSA that its present intention is, rather than to exercise its conversion right, to require CVUSA to redeem the Preferred Stock upon consummation of the spectrum assignment contemplated by the LMDS Purchase Agreement at a per share cash price equal to 130% of (i) the stated value ($1,000) plus (ii) accrued and unpaid dividends thereon.

         MacKenzie Partners, Inc.
         ------------------------

         On October 21, 1998, CVUSA retained MacKenzie Partners, Inc. ("MacKenzie") for advisory, information agent and ballot solicitation services in connection with CVUSA's Solicitation Statement, dated October 7, 1998. MacKenzie will be paid reasonable and customary compensation and will be reimbursed for certain reasonable out-of-pocket expenses. MacKenzie will solicit ballots from individuals, brokers, bank nominees and other institutional holders. CVUSA estimates that the total amount of fees and expenses payable to MacKenzie in connection with the Solicitation Statement will be approximately $6,000.

Item 7.  Financial Statements and Exhibits.

         (a)-(b)  None.

         (b)  Exhibits.

         99.1 Amendment No. 2 to Agreement to Purchase LMDS License among WinStar Communications, Inc., CellularVision USA, Inc.
                  and CellularVision of New York, L.P.

                                   SIGNATURES

         Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.



                                            CELLULARVISION USA, INC.



                                            By:/s/ Shant S. Hovnanian
                                               ----------------------
                                                Name:  Shant S. Hovnanian
                                                Title:  Chief Executive Officer

October 22, 1998

                                  EXHIBIT INDEX

         99.1 Amendment No. 2 to Agreement to Purchase LMDS License among WinStar Communications, Inc., CellularVision USA, Inc. and CellularVision of New York, L.P.